Exhibit 15

Deloitte & Touche LLP
50 Fremont Street San Francisco, CA 94105-2230 USA Tel: +1 415 783 4000 Fax: +1 415 783 4329 www. deloitte.com

The Gap, Inc.

Two Folsom Street

San Francisco, California 94105

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States) of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended April 30, 2005 and May 1, 2004, as indicated in our report dated June 2, 2005 (which report included an explanatory paragraph relating to the restatement discussed in Note 2); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, is incorporated by reference in Registration Statements No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, and No. 333-105934 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California
June 2, 2005